Exhibit 99.1

The First Bancorp Keeps Quarterly Dividend at 22 Cents per Share

DAMARISCOTTA, Maine - (BUSINESS WIRE) - March 24, 2016 - The Board of Directors of The First Bancorp, the parent company of First National Bank, declared a quarterly dividend today of 22 cents per share. This first-quarter dividend is payable April 29, 2016, to shareholders of record as of April 6, 2016, and is equal to the 22 cents per share the Company paid in the past three quarters.
“Based on last night’s closing price of $18.63 per share, our dividend yield is a very healthy 4.74%,” observed Tony C. McKim, the Company’s President and Chief Executive Officer. “We are coming off a record year in 2015, and we continue to pay out more than half of our earnings to our shareholders in the form of cash dividends. We remain confident in our view that this generous dividend payout is very important to our shareholders. It remains a key component in our total return and the valuation of our shares.”

The First Bancorp (NASDAQ: FNLC), is the parent company of First National Bank headquartered in Damariscotta, Maine. First National Bank is an independent community bank founded in 1864 which serves Mid-Coast and Down East Maine with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The Bank, provides investment advisory, private banking and trust services from four offices in Lincoln, Penobscot and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, the First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3272.